PROMISSORY NOTE



Date: September 18, 2000

Borrower: Pride Companies, L. P., a Delaware limited partnership

Borrower's Mailing Address: 1209 N. 4th St., Abilene, Taylor County, Texas

Lender: Dave Caddell, in his individual capacity and as trustee for Brad Stephens, Wayne Malone, and George Percival.

Place for Payment: 60 Augusta, Abilene, Taylor County, Texas 79606

Principal Amount: Four million two hundred thousand dollars and no cents ($4,200,000)

Annual Interest Rate: The interest rate designated as its prime interest rate by Fleet Bank, Boston MA plus 1 3/4 %

Maturity Date: Upon demand of Lender

Annual Interest Rate on Matured, Unpaid Amounts: Maximum legal interest rate

Terms of Payment (principal and interest): Due upon demand of Lender

Security for Payment: This note is secured by a security interest created in a security agreement that covers all of Borrower's interest in collateral of Borrower other than real property, consumer goods, and farm goods, said security agreement dated of even date herewith and executed by Pride Companies, L.P. in favor of the Lender.

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

This note evidences borrowings to be made by Borrower beginning on the date of this note and continuing from time to time, and to be repaid from time to time upon demand of Lender, for use in the ordinary course of Borrower's business in order to timely pay Borrower's bills, invoices and operating expenses. Borrower represents that it is unable to obtain funding for such purposes from other sources. All loans and repayments made hereunder will be recorded by the Lender and appropriate notations made to reflect same, provided that the failure of Lender to make such notations shall not affect the obligations of Borrower under this note.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance and earned interest on the note immediately due. Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney's fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the note and will be secured by any security for payment.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Each Borrower is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.


                               PRIDE COMPANIES, L.P.
                               By:  Pride Refining, Inc.,
                                    Managing General Partner


                               By: /s/ Wayne Malone
                               Name: Wayne Malone
                               Title: President and Chief
                                      Operating Officer